ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

SED INTERNATIONAL HOLDINGS, INC.

I.

The name of the Corporation is SED International Holdings, Inc.

II.

Effective the date hereof, the first paragraph of Article II of the Articles of Incorporation of SED International Holdings, Inc. is amended to read as follows:

"AUTHORIZED SHARES

The corporation is authorized to issue two classes of shares to be designated respectively "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is one hundred million one hundred twenty-nine thousand five hundred (100,129,500) shares. The number of shares of Common Stock authorized is one hundred million (100,000,000) shares, and the par value of each share is $.01. The number of shares of Preferred Stock authorized is one hundred twenty-nine thousand five hundred shares (129,500), and the par value of each share is $1.00. The corporation, pursuant to Section 14-2-631 of the Georgia Business Corporation Code, may acquire its own shares and any such reacquired shares may, at the discretion of the Board of Directors, be designated as treasury shares of the corporation. The Board of Directors shall designate all shares that are to be classified as treasury shares at the time of the adoption of these amended articles."

All other provisions of the Articles of Incorporation shall remain in full force and effect.

III.

The Amendment set forth herein was adopted on May 1, 2001.

IV.

This amendment was duly approved by the directors without shareholder action in accordance with the provisions of Section 14-2-1002 and 14-2-631 of the Georgia Business Corporation Code, and pursuant to such sections no shareholder action was required.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officers on May _____, 2001.

SED INTERNATIONAL HOLDINGS, INC. ATTEST:

By: /s/ Mark Diamond, President /s/ Larry G. Ayers

Authorized Officer Secretary

CERTIFICATE OF MERGER

OF SED INTERNATIONAL HOLDINGS, INC.

WITH AND INTO SED MERGER CORP.

Pursuant to Section 14-2-1105 of the Georgia Business Corporation Code, the undersigned corporation does hereby certified, as follows:

I.

The name and state of incorporation of each entity which is merging is as follows:

Name State of Incorporation/Organization

SED International Holdings, Inc. Delaware

SED Merger Corp. Georgia

II.

Pursuant to an Agreement and Plan of Merger (the "Plan of Merger"), SED International Holdings, Inc., a Delaware corporation, will merge with and into SED Merger Corp., a Georgia corporation (the "Merger"). SED Merger Corp. will be the surviving entity in the Merger (hereinafter sometimes referred to as the "Surviving Company").

III.

The Articles of Incorporation of SED Merger Corp. shall continue in full force and effect as the Articles of Incorporation of the Surviving Company, amended only to change the name of the Surviving Company to SED International Holdings, Inc.

IV.

An executed copy of the Plan of Merger is on file at the principal place of business of the Surviving Company, which will be 4916 North Royal Atlanta Drive, Tucker, Georgia 30085. A copy of the Plan of Merger will be furnished by the Surviving Company, on request and without cost, to any shareholder of any corporation that is a party to the merger.

V.

The Merger was duly approved by the stockholders of SED International Holdings, Inc., and the sole shareholder of SED Merger Corp.

VI.

The request for publication of a Notice of Filing of the Certificate of Merger and payment therefore will be made as required by Section 14-2-1105.1 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger on November 10, 1998.

SED MERGER CORP.

By: /s/ Ray D. Risner

Name: Ray D. Risner

Title: President and Chief Operating Officer

Attest: /s/ Larry G. Ayers

Larry G. Ayers, Secretary

ARTICLES OF INCORPORATION

OF

SED MERGER CORP.

I.

CORPORATE NAME

The name of the corporation is:

SED MERGER CORP.

II.

AUTHORIZED SHARES

The corporation is authorized to issue two classes of shares to be designated respectively "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is one hundred million one hundred twenty-nine thousand five hundred (100,129,500) shares. The number of shares of Common Stock authorized is one hundred million (100,000,000) shares, and the par value of each share is $.01. The number of shares of Preferred Stock authorized is one hundred twenty-nine thousand five hundred shares (129,500), and the par value of each share is $1.00.

Authority is hereby expressly granted to the board of directors from time to time to issue the Preferred Stock as Preferred Stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the designation, powers, preferences and relative, participating, optional or other special rights of such series, and the qualifications, limitations or restrictions thereof. Such authority of the board of directors with respect to each such series shall include, but not be limited to, the determination of the following:

(a) the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the board of directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the board of directors;

(b) the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative, and if so, from which date or dates for such series;

(c) whether or not the shares of such series shall be subject to redemption by the corporation and the times, prices, and other terms and conditions of such redemption;

(d) whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

(e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of stock of the corporation and if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(f) whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof;

(g) the rights of the shares of such series in the event of any liquidation, dissolution or winding up of the corporation or upon any distribution of its assets; and

(h) any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereinafter permitted by law and not inconsistent with the provisions hereof.

All shares of any one series of Preferred Stock shall be identical in all respects except as to the dates from which dividends thereon may be cumulative. All series of the Preferred Stock shall rank equally and be identical in all respects except as otherwise provided in the resolution or resolutions providing for the issue of any series of Preferred Stock.

Whenever dividends upon the Preferred Stock at the time outstanding, to the extent of the preference to which such stock is entitled, shall have been paid in full or declared and set apart for payment for all past dividend periods, and after the provisions for any sinking or purchase fund or funds for any series of Preferred Stock shall have been complied with, the board of directors may declare and pay dividends on the Common Stock, payable in cash, stock, or otherwise, and the holders of shares of Preferred Stock shall not be entitled to share therein, subject to the provisions of the resolution or resolutions creating any series of Preferred Stock.

In the event of any liquidation, dissolution, or winding up of the corporation or upon the distribution of the assets of the corporation remaining, after the payment to the holders of the Preferred Stock of the full preferential amounts to which they shall be entitled as provided in the resolution or resolutions creating any series thereof, shall be divided and distributed among the holders of the Common Stock ratably, except as may otherwise be provided in any such resolution or resolutions.

Neither the merger or consolidation of the corporation with another corporation nor the sale or lease of all or substantially all the assets of the corporation shall be deemed to be a liquidation, dissolution, or winding up of the corporation or a distribution of its assets.

III.

INITIAL REGISTERED OFFICE AND AGENT

The street address and county of the initial registered office of the corporation is 4916 North Royal Atlanta Drive, Tucker, Georgia 30085. The initial registered agent at such office shall be Harvey R. Linder.

IV.

INCORPORATOR

The name and address of the incorporator are as follows:

Harvey R. Linder, Esq.

c/o SED International Holdings, Inc.

4916 North Royal Atlanta Drive

Tucker, Georgia 30085

V.

INITIAL PRINCIPAL OFFICE

The mailing address of the initial principal office of the corporations 4916 North Royal Atlanta Drive, Tucker, Georgia 30085.

V1.

INITIAL DIRECTORS

The board of directors shall be divided into three classes, designated as Class I, Class 11 and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. The term of office of one class of directors shall expire each year. At each annual meeting of shareholders, the directors of one class shall be elected to hold office for a term expiring at the third annual meeting following the election and until a successor shall have been duly elected and qualified. During the intervals between annual meetings of shareholders, any vacancy occurring in the board of directors caused by resignation, removal, death or other incapacity, and any newly created directorships resulting from an increase in the number of directors may be filled by a majority vote of the directors then in office, whether or not a quorum. Each director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. The shareholders may, at any meeting called for the purpose or by unanimous written consent of the shareholders in lieu of a meeting, remove any director from office, but only for cause, and may elect his successor.

The initial board of directors of the corporation shall consist of six members, and the name, address and initial term of office of each member is set forth below:

Class I directors to hold office until the 2001 Annual Meeting of Shareholders:

Stewart I. Aaron

7585-D Ponce de Leon Circle

Doraville, Georgia 303140-3162

Mark Diamond

4916 North Royal Atlanta Drive

Tucker, Georgia 30085

Class II directors to hold office until the 1999 Annual Meeting of Shareholders:

Ray D. Risner

4916 North Royal Atlanta Drive

Tucker, Georgia 30085

Cary Rosenthal

5664 New Peachtree Road

Atlanta, Georgia-3 ) 0341

Class III directors to hold office until the 2000 Annual Meeting of Shareholders:

Gerald Diamond

4916 North Royal Atlanta Drive

Tucker, Georgia 30085

Joel Cohen

P.O. Box 1527

Dalton, Georgia 30720

Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage for separate class votes for certain actions may be permitted by law, by the Articles of Incorporation or by the Bylaws), the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, will be required to amend or repeal any provision of the Articles of Incorporation or the Bylaws to the extent that such action is inconsistent with the purpose of this Article VI; provided, however, that the provisions of this paragraph shall not apply to amendments to the Bylaws or Articles of Incorporation that are recommended by not less than 75% of the members of the board of directors.

VII.

LIMITATIONS ON DIRECTOR LIABILITY

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or (iv) for any transaction from which the director received an improper personal benefit. If the Georgia Business Corporation Code is amended after the effective date of this Article to authorize corporate action further limiting the personal liability of directors, then the liability of a director of the corporation shall be limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

VIII.

ACTION WITHOUT MEETING

Any action required or permitted to be taken at a shareholders meeting may be taken without a meeting of the shareholders only if the action is evidenced by one or more written consents describing the action taken, signed by the holders of not less than 100% of the shares that would be entitled to vote at a meeting of shareholders. No written consent signed under this provision shall be valid unless the consenting shareholder has been furnished the same material that, under the Georgia Business Corporation Code, would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action, or it contains an express waiver of the rights to receive such material.

Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage for separate class votes for certain actions may be permitted by law, by the Articles of Incorporation or by the Bylaws), the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, will be required to amend or repeal any provision of the Articles of Incorporation or the Bylaws to the extent that such action is inconsistent with the purpose of this Article VIII; provided, however, that the provisions of this paragraph shall not apply to amendments to the Bylaws or Articles of Incorporation that are recommended by not less than 75% of the members of the board of directors.

IX.

ADVANCE NOTIFICATION OF SHAREHOLDER PROPOSALS

The annual meeting of the shareholders of the corporation shall be held each year for the purposes of electing directors and of transacting such other business as properly may be brought before the meeting. To be properly brought before the meeting, business must be brought (i) by or at the direction of the board of directors or (ii) by any shareholder of the corporation entitled to vote at the meeting who complies with the procedures set forth in this Article IX; provided, in each case, that such business proposed to be conducted is, under the law, an appropriate subject for shareholder action.

For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder's notice must be received 'by the Secretary at the principal executive offices of the corporation not fewer than 120 calendar days prior to the first anniversary of the date that the corporation's proxy statement (or, in the event the stockholders of SED International Holdings, Inc., a Delaware corporation (the "Predecessor Corporation") approve the merger of the Predecessor Corporation with and into the corporation at the 1998 Annual Meeting of Stockholders of the Predecessor Corporation, then the Predecessor Corporation's proxy statement) was released to shareholders in connection with the preceding year's annual meeting of shareholders. However, if no annual meeting of shareholders of either the corporation or the Predecessor Corporation, as the case may be, were held in the previous year or if the date of the annual meeting of shareholders of such corporation has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement of such corporation, the notice shall be received by the Secretary at the principal executive offices of the corporation no later than the later of (i) 150 days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting.

Such shareholder's notice to the Secretary shall set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the corporation's books, of the shareholder proposing such business; (iii) the class and number of shares of the corporation which are beneficially owned by such shareholder; (iv) the dates upon which the shareholder acquired such shares; (v) documentary support for any claim of beneficial ownership; (vi) any material interest of such shareholder in such business; (vii) a statement in support of the matter and any other information required by Securities and Exchange Commission Rule 14a-8, as may be amended; and (viii) as to each person whom the shareholder proposes to nominate for election or reelection as director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and evidence satisfactory to the corporation that such nominee has no interests that would limit his or her ability to fulfill his or her duties of office).

In addition, if the shareholder intends to solicit proxies from the shareholders of the corporation, such shareholder shall notify the corporation of this intent in accordance with Securities and Exchange Commission Rules 14a-8 and l4a-4(c)(2)(i), as such rules may be amended.

Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage for separate class votes for certain actions may be permitted by law, by the Articles of Incorporation or by the Bylaws), the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, will be required to amend or repeal any provision of the Articles of Incorporation or the Bylaws to the extent that such action is inconsistent with the purpose of this Article IX; provided, however, that the provisions of this paragraph shall not apply to amendments to the Bylaws or Articles of Incorporation that are recommended by not less than 75% of the members of the board of directors.

X.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative including any proceeding brought by or in the right of the corporation (hereinafter a "proceeding"), by reason of the fact he or she, or a person of whom he or she is a legal representative, is or was a director or officer of the corporation or a designated officer of an operating division or subsidiary of the corporation, or who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Georgia Business Corporation Code, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than the Georgia Business Corporation Code permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such director or officer in connection with any such proceeding. Such indemnification shall continue as to a director or officer who has ceased to be a director or officer, as applicable, and shall inure to the benefit of the heirs, executors and administrators of the director or officer. Except with respect to proceedings to enforce rights to indemnification by a director or officer, the corporation shall indemnify any such director or officer in connection with a proceeding (or part thereof) initiated by such director or officer only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article shall be a contract right.

The corporation shall pay for or reimburse the actual and reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if the director or officer furnishes the corporation: (i) a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Georgia Business Corporation Code Section 14-2-851 (a); and (ii) a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification for such expenses under this Article or otherwise. The undertaking must be an unlimited general obligation of the director or officer but need not be secured and may be accepted without reference to director's financial ability to make repayment.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation as of the 29th day of September, 1998.

/s/ Harvey R. Linder

Harvey R. Linder, Incorporator